Exhibit 99.1

CytoSorbents Secures $20 Million Credit Facility

Credit facility provides timely non-dilutive capital to support ongoing global commercialization of CytoSorb® as well as regulatory submissions and potential commercialization plans for DrugSorb™-ATR in the U.S. and Canada

PRINCETON, N.J., July 2, 2024 -- CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification via its proprietary polymer adsorption technology, announced that on June 28, 2024, the Company entered into a new $20 million credit facility with Avenue Capital Group, including its Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund II, L.P.. Armentum Partners, LLC served as financial advisor to the Company on the transaction. Proceeds from the facility are intended to provide non-dilutive working capital to support the Company’s ongoing global CytoSorb® franchise in critical care and cardiac surgery that generated $32.2 million in trailing 12-month sales as of March 31, 2024, planned marketing applications to U.S. Food and Drug Administration (FDA) and Health Canada for DrugSorb™-ATR and initial launch and commercialization preparations if approved, and refinancing of existing Bridge Bank debt.

The credit agreement, which has an initial term of three years, provides up to $20 million in total term loan capital including an initial tranche of $15 million, with immediate availability of $10 million and an additional $5 million with the timely acceptance by U.S. FDA of the Company’s planned De Novo application for DrugSorb-ATR and certain liquidity requirements. A second tranche of $5 million would be available in the second half of 2025 with FDA marketing clearance for DrugSorb-ATM to help support an anticipated launch of the therapy in the United States.

Ms. Kathleen Bloch, Chief Financial Officer of CytoSorbents stated, “We are pleased to enter into this relationship with Avenue Capital Group to strengthen our financial position, expand our working capital, and to enable us to confidently pursue our regulatory and commercialization objectives. We believe the planned marketing applications of DrugSorb-ATR to U.S. FDA and Health Canada this summer and the prospects of opening an estimated total addressable market in the U.S. and Canada in excess of $0.5 billion if approved, represents a potential watershed event for the Company. As an FDA Breakthrough Device, DrugSorb-ATR aims to reduce serious bleeding complications in patients undergoing coronary artery bypass graft (CABG) surgery on the blockbuster blood-thinning drug Brilinta® (ticagrelor, AstraZeneca) – a major unmet medical need. The full $20 million is expected to help fund the Company through both Health Canada and U.S. FDA regulatory decisions.”

Mr. Chad Norman, Senior Portfolio Manager at Avenue Capital Group stated “We have followed the CytoSorbents story for many years and all of the exciting work the company is doing to help save lives in critical care and cardiac surgery. We are pleased to now partner with CytoSorbents to support the international growth of CytoSorb® and other products, and importantly help fund the U.S. and Canadian initiatives with DrugSorb-ATR. Many of us unfortunately know family, friends, and colleagues on blood thinners and the high bleeding risk they have, should they need surgery. We see a great opportunity to be part of a solution to address this major problem.”

About Avenue Capital Group

Avenue Capital Group is a global investment firm, founded in 1995, that is primarily focused on specialty lending, opportunistic credit, and other special situations in the United States, Europe, and Asia. The Senior Principals and the Senior Portfolio Managers have spent virtually their entire careers investing in the private and public debt markets. Headquartered in New York, with three offices across Europe, four offices throughout Asia, an office in Silicon Valley, and an office in Abu Dhabi, the firm manages assets estimated to be approximately $12.5 billion. Avenue draws on the skills and experience of over 185 employees worldwide and maintains a well-developed infrastructure with experienced accounting, tax, compliance, risk management, legal, investor relations, and information technology professionals. Avenue’s team of over 60 investment professionals has deployed approximately $100 billion in investments across a variety of industries, regions, and market cycles with an eye toward value creation and capital conservation. Through rigorous due diligence and a robust network of relationships, the Firm proactively identifies public and private opportunities in fragmented, capital-constrained markets.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and in cardiac surgery through blood purification. Its lead product, CytoSorb®, is approved in the European Union and distributed in 75 countries worldwide. It is an extracorporeal cytokine adsorber that reduces “cytokine storm” or “cytokine release syndrome” in common critical illnesses that can lead to massive inflammation, organ failure and patient death. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments. CytoSorb is also used during and after cardiothoracic surgery to remove antithrombotic drugs and inflammatory mediators that can lead to postoperative complications, including severe bleeding and multiple organ failure. As of March 31, 2024, more than 237,000 CytoSorb devices have been used cumulatively. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure.

The DrugSorb™-ATR antithrombotic removal system, an investigational device based on the same polymer technology as CytoSorb, has received two FDA Breakthrough Device Designations, one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. The Company has completed the FDA-approved, randomized, controlled STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) study of 140 patients at approximately 30 centers in U.S. and Canada to evaluate whether intraoperative use of DrugSorb-ATR can reduce the perioperative risk of bleeding in patients receiving ticagrelor and undergoing cardiothoracic surgery. This pivotal study is intended to support U.S. FDA and Health Canada marketing approval for DrugSorb-ATR in this application.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $50 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and  X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, statements about potential exposures resulting from our cash positions, representations and contentions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 14, 2024, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Kathleen Bloch, CFO
305 College Road East
Princeton, NJ 08540
+1 (732) 398-5429
kbloch@cytosorbents.com

Investor Relations Contact:
Eric Ribner
LifeSci Advisors, LLC
250 W 55th St, #3401
New York, NY 10019
+1 (646) 751-4363
ir@cytosorbents.com